Exhibit 10.9

This LOAN AND SECURITY AGREEMENT dated as of the Effective Date, between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and SKINMEDICA, INC. (“Borrower”), whose address is 5909 Sea Lion Place, Suite H, Carlsbad, California 92008, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties hereto hereby agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not determined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay.

Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1 Term Loan.

(a) Upon the satisfaction of the conditions precedent to the making of the Term Loan as set forth in Section 3.1 below, Bank will make a single advance in the amount of Ten Million Dollars ($10,000,000) to Borrower (such advance being referred to herein as the “Term Loan”).

(b) Interest accrues on the Term Loan from the date of the making of the Term Loan at the applicable interest rate as set forth in Section 2.3(a) and shall be payable on the first day of the month following the making of Term Loan and continuing until such Term Loan has been repaid in full. The Term Loan shall be payable in forty eight (48) equal monthly installment payments consisting of principal and interest beginning on the first day of the month following the making of the Tem Loan and continuing on the first day of each of the succeeding forty seven months thereafter (such final installment payment date is referred to herein as the “Maturity Date”), provided that at any time that the interest rate changes (whether due to a change in the underlying Prime Rate, upon conversion to the Fixed Rate Option, or however otherwise arising) the above referenced payment amount shall be changed to reflect the modified interest rate and the remaining months for amortizing the then outstanding balance of the Term Loan until the Maturity Date. Without limitation of the foregoing, on the Maturity Date the Term Loan and all related Obligations shall be repaid in full. Borrower may not reborrow any repaid portions of the Term Loan.

(c) To request the Term Loan, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the day on which the Term Loan is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or such Person’s designee. Further, prior to the making of the Term Loan, all conditions precedent thereto as set forth in Section 3.1 of this Agreement are to be satisfied.

2.3 Interest Rate, Payments.

(a) Interest Rate—Prime Rate-Based. The Term Loan shall accrue interest on the outstanding principal balance at a per annum rate of one-half of one percentage point (0.50%) above the Prime Rate and having, in any event, a minimum rate at any and all times of four and one-half of one percentage points (4.50%) per annum, provided that if Borrower notifies Bank in writing that it has elected Fixed Rate Option interest rate (subject to the terms and conditions applicable thereto as are set forth in clause (b) below), then paragraph (b) shall apply and it is specifically understood and agreed that such an election is effect for the duration of this Agreement and while any Obligations remain outstanding. Upon the occurrence and during the continuance of an Event of Default, Obligations accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes, other than with respect to an interest rate arising under the operation of Fixed Rate Option (and thus does not vary). Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Interest Rate—Fixed Rate Option. At any time during the term of this Agreement, while no Default or Event of Default is then occurring, Borrower has the option to advise the Bank in writing that it is triggering the option to adopt a fixed interest rate for the remaining term of this Agreement (referred to herein as the “Fixed Rate Option”). On the third Business Day after Bank has received (the “Conversion Date”) any such request from Borrower, the applicable interest rate that is to be applied for all remaining payments due hereunder shall be converted to a fixed interest rate equal to the Basic Rate (as defined below), effective as of Conversion Date; any such request is final and shall not be allowed to be rescinded at any point during the term of this Agreement. Upon the occurrence and during the continuance of an Event of Default, Obligations accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default. Interest is computed on a 360 day year for the actual number of days elapsed.

As used herein the term “Basic Rate” shall mean, as of the Conversion Date, the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) the U.S. Treasury note yield to maturity for a term equal to the then remaining number of months until the Maturity Date (or if none matches the remaining tenor exactly then the note yield with respect to the nearest term that Bank determines best approximates the remaining tenor) all as quoted in The Wall Street Journal on the Conversion Date, plus (b) 3.50%.

(c) Payments. Bank may debit any of Borrower’s deposit accounts for principal and interest payments owing or any other Obligations Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

(d) Prepayment; Applicable Prepayment Fees. Borrower may prepay all or any portion of the Term Loan and related Obligations, provided, however, and only if the Fixed Rate Option interest rate is in effect, the following additional amounts shall become immediately due and payable by Borrower upon the making of any such prepayment: (i) three percent (3%) of the amount prepaid at any time within the first sixteen months after the Effective Date; (ii) two percent (2%) of the amount prepaid at any time within the period beginning on the first day of the seventeenth month after the Effective Date and ending on the last day of the thirty-second month after the Effective Date; and (iii) one percent (1%) of the amount prepaid at any time thereafter.

2.4 Loan Fee; Deposit; Bank Expenses.

Borrower shall pay to Bank a loan fee in the amount of $25,000, which shall be due and payable as of the Effective Date, and which shall be in addition to interest and to all other amounts payable hereunder. Bank acknowledges that Borrower has provided to Bank a deposit of $10,000 with respect to the such loan fee and Bank shall apply such deposit as a partial payment of such loan fee as of the Effective Date. Borrower shall pay all Bank Expenses when due.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the Term Loan is subject to the conditions precedent that it receive the following agreements, documents, fees and other evidence it requires relating to the transactions contemplated hereby:

(a) this Agreement;

(b) a negative pledge agreement regarding the Intellectual Property assets of Borrower, in form acceptable to Bank;

(c) a certificate of the Secretary of Borrower with respect to the incumbency and corporate resolutions authorizing the execution and delivery of the Loan Documents;

(d) securities account control agreement relating to Bank on Bank’s standard form;

(e) if applicable, deposit account control agreements with all third party deposit institutions of Borrower, in form acceptable to Bank;

(f) the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) administering the bankruptcy case of seller of the Vaniqa Sale Assets shall have entered an order, in form and substance reasonably satisfactory to Bank, providing relief from the automatic stay set forth in 11 U.S.C. §362 and otherwise to authorize the proposed sale under all other applicable bankruptcy law requirements so as to allow the sale of the Vaniqa Sale Assets to occur pursuant to the Vaniqa Asset Purchase Agreement, and such order shall be final and non-appealable;

(g) Borrower and all applicable seller parties have entered into, and have provided to Bank a certified copy of, the Vaniqa Asset Purchase Agreement, which shall, in any event, be acceptable to Bank as determined in its good faith business judgment and shall reflect a net minimum purchase price of $25,000,000, and all conditions to the consummation of the transactions set forth therein have been satisfied other than for the funding of the Term Loan hereunder and, further, the parties thereto have given irrevocable instructions to consummate the Vaniqa Acquisition upon the making of the Term Loan;

(h) evidence of insurance and loss payable endorsement in form acceptable to Bank and all in compliance with the terms and conditions of this Agreement and the other Loan Documents;

(i) UCC financing statements naming the Borrower as debtor pertaining to the Collateral;

(j) a legal opinion in favor of Bank from counsel to the Borrower in form reasonably acceptable to the Bank;

(k) payment of the fees and Bank Expenses due as of the closing of this Agreement;

(l) the completed Payment/Advance Form regarding the Term Loan;

(m) Borrower has received net proceeds from an equity financing transaction after, June 30, 2004 in the minimum amount of $11,500,000 and Borrower has provided evidence thereof to Bank;

(n) Borrower has delivered to Bank a warrant to purchase stock to purchase 125,523 shares of Series D Preferred stock of the Borrower at an initial exercise price of $2.39 per share and otherwise containing such terms and conditions as are acceptable to the Bank; and

(l) such other documents, agreements and instruments, and completion of such other matters, as Bank may deem necessary or appropriate in order to effectuate the terms and conditions of the Loan Documents.

Further, and without limitation of the foregoing, the Term Loan may not be extended unless (i) the representations and warranties in Section 5 are materially true on the date of the Payment/Advance Form and on the date of the making of the Term Loan and (ii) no Default or Event of Default may have occurred and be continuing, or otherwise result from the Credit Extension or otherwise arise upon the consummation of the Vaniqa Acquisition. The making of the Term Loan shall be deemed to be Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain materially true and correct.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations. Once Borrower has fully satisfied and paid the Obligations in full in cash, Bank shall take such steps as are reasonably necessary to terminate its security interest in the Collateral.

4.2 Authorization to File.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization.

Each of Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens or Borrower has Rights to each asset that is Collateral. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse), other than as disclosed on the Schedule attached hereto. In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee that is not disclosed on the attached Schedule and for which Bank has obtained an appropriate third party agreement satisfactory to Bank, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business.

5.3 Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7 Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, with it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6. AFFIRMATIVE COVENANTS

Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1 Government Compliance.

Borrower will maintain its legal existence and good standing and the legal existence and good standing of all Subsidiaries’ in the applicable jurisdiction of formation and maintain qualification in each applicable jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which such party is subject to the extent that noncompliance therewith could reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; and (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

(b) Within 30 days after the last day of each month, Borrower will deliver to Bank a Liquidity Covenant Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable and accounts payable (by invoice date).

(c) Within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense Such audits will be conducted no more often than every 12 months unless an Event of Default has occurred and is continuing, with the specific agreement that the first of such audits shall occur prior to the making of the Term Loan.

6.3 Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $250,000.

6.4 Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5 Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower’s industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee to the extent of its insurable interest and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations, all only to the extent of the Bank’s insurable interest.

6.6 Primary Accounts.

Borrower will maintain its primary banking and investment account relationships with Bank, which relationships shall include Borrower maintaining deposit and investment account balances in accounts at or through Bank representing at least 85% of all such account balances of Borrower at any and all financial institutions. Further, (A) with respect to any and all accounts that Borrower establishes at or through the securities division of Bank or at any Bank affiliate entity, Borrower shall execute and deliver to Bank a securities account control agreement with respect thereto and (B) with respect to other bank and investment accounts at institutions of Borrower at institutions other than at or through Bank, Borrower shall cause such institutions to execute and deliver to Bank a securities account control agreement in form reasonably acceptable to Bank.

6.7 Financial Covenants.

(A) Liquidity Coverage. Borrower will maintain the following liquidity coverage covenant on a monthly basis: A ratio of (i) unrestricted domestic cash (and equivalents) plus the product of the aggregate amount of Liquidity Covenant Eligible Accounts multiplied by 80% (or such other reduced percentage as the Bank may reasonably determine based on the results of its Collateral audits hereunder) with respect to Liquidity Covenant Eligible Accounts, divided by (ii) the aggregate amount of Obligations outstanding hereunder, of not less than 1.25 to 1.00.

(B) Performance to Plan. As of the end of each month with respect to the three month period then ending: Borrower will attain earnings before interest, depreciation and amortization that, with respect to projected earnings, are no less than 80% of the projected amount thereof as set forth on the Projections, and, with respect to projected losses, no more than 120% of any such projected losses. As used herein the term “Projections” shall mean those certain financial projections of the Borrower dated June 11, 2004 as Borrower has provided to the Bank prior to the date of this Agreement, or such other financial projections, satisfactory to the Bank, of the Borrower provided to the Bank subsequent to the date of this Agreement.

(C) Cash Flow Coverage. As of the end of each month with respect to the three month period then ending and effective only on and after June 30, 2005, Borrower will maintain a minimum ratio of earnings before interest, depreciation and amortization (excluding however a payment in an amount not to exceed $1,105,000 due to Dow January 1, 2006) divided by the principal and interest payments required to be made on the Obligations hereunder, of at least 2.00 to 1.00.

6.8 Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1 Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

7.2 Changes in Business, Ownership, Management or Business Locations.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its management or its ownership of greater than 25% (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies the venture capital investors prior to the closing of the investment). Borrower will not, without at least 30 days prior written notice, relocate its chief executive office or add any new offices or business locations in which Borrower maintains or stores over $100,000 in Borrower’s assets or property.

7.3 Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where: (i) no Default or Event of Default has occurred and is continuing or would result from such action during the term of this Agreement; (ii) such transaction would not result in a decrease of more than 25% of Tangible Net Worth; and (iii) upon the acquisition of any other Person as otherwise permitted pursuant to the terms of this Section, such Person become an appropriate obligor relating to the Obligations hereunder, as the Bank may determine, and shall execute such agreements, documents and instruments as are reasonably necessary or appropriate, as the Bank may determine, in order to evidence such debt obligations and to establish a first priority security interest in the personal property assets of such Person in favor of Bank, subject to Permitted Liens. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower as long as no Default or Event of Default is occurring prior thereto or arises thereafter.

7.4 Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit the first priority lien status of Bank regarding the Collateral to change, subject only to Permitted Liens as may be applicable.

7.6 Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for redemptions of (i) Common Stock in an aggregate amount not to exceed $50,000 per each fiscal year of the Borrower or (ii) Preferred Stock, if any such redemptions are required to be made pursuant to Borrower’s Restated Certificate of Incorporation, and in each of (i) and (ii), as long as, and only as long as, no Default or Event of Default is occurring prior to and would otherwise arise upon the consummation of any such proposed redemption.

7.7 Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8 Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9 Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

7.10 No Further Negative Pledge Agreements.

Without limitation of any other term or condition set forth herein or in any other Loan Document, Borrower shall not enter into any agreements (other than in favor of Bank) or transactions in which, or otherwise with respect to which, Borrower agrees not to encumber or create a Lien regarding its Intellectual Property assets.

8. EVENTS OF DEFAULT

Any one of the following is an “Event of Default” hereunder:

8.1 Payment Default.

If Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During such additional three (3) Business Day period the failure to cure such payment default is not an Event of Default hereunder (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(A) If Borrower does not perform any obligation in Section 6.2 or Section 6.7, or violates any covenant in Section 7; or

(B) If Borrower does not perform or observe any other material term, condition or covenant in this Agreement (other than relating to the matters addressed in Section 8.1 and 8.2(A) above), any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within ten (10) days after it occurs, or if the default cannot be cured within ten (10) days or cannot be cured after Borrower’s attempts within such a ten (10) day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than thirty (30) days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3 Material Adverse Change.

If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral (any of the foregoing is referred to herein as a “Material Adverse Change”).

8.4 Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5 Insolvency.

If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements.

If there is a default by or relating to Borrower in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could cause a Material Adverse Change;

8.7 Judgments.

If a money judgment(s) in the aggregate of at least $100,000 is rendered against Borrower and is unsatisfied and unstayed for ten (10) days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8 Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

9.2 Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5 Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in San Diego County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12. GENERAL PROVISIONS

12.1 Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2 Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4 Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7 Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8 Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9 Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13. DEFINITIONS

13.1 Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as enacted in California, as amended from time to time.

“Collateral” is the property described on Exhibit A.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Credit Extension” is the Term Loan and each other extension of credit by Bank for Borrower’s benefit.

“Default” shall mean any event or occurrence which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Effective Date” is the date Bank executes this Agreement.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“GAAP” is generally accepted accounting principles, consistently applied.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a) copyrights, trademarks, patents, and mask works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held; and

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Covenant Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in this Agreement; but Bank may change eligibility standards by giving Borrower at least concurrent written notice thereof. Unless Bank agrees otherwise in writing, Liquidity Covenant Eligible Accounts will not include:

(a) Accounts that the account debtor has not paid within 90 days of invoice date;

(b) Accounts for an account debtor, 25% or more of whose Accounts have not been paid within 90 days of invoice date;

(c) Credit balances over 90 days from invoice date;

(d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves in writing; provided that Accounts for each of McKesson and Cardinal Health within the category of pharmaceutical accounts may constitute up to 45% thereof;

(e) Accounts for which the account debtor does not have its principal place of business in the United States;

(f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality;

(g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k) Accounts for which Bank reasonably determines collection to be doubtful.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties or third party suretyship obligations in favor of Bank executed by Borrower or other Persons, as applicable, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” has the meaning set forth in Section 8.3.

“Obligations” are debts, principal, interest, Bank Expenses and all other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Schedule;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business; and

(e) Indebtedness secured by Permitted Liens.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Closing Date; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue and (iv) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith by appropriate proceedings that suspend the collection thereof, provided, however, (1) any such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material Collateral and (2) for which Borrower maintains adequate reserves on its Books to discharge such Lien;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business and, with respect to any licenses where Borrower is the licensee, any interest or title of a licensor or under any such license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(e) Leases or subleases entered into in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property; and

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Rights”, as applied to the Collateral, means the Borrower’s rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, interests and powers and, in any event, including Borrower’s power to transfer rights in such Collateral to Bank.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Vaniqa Acquisition” shall mean the acquisition of the Vaniqa Sale Assets by Borrower under the Vaniqa Asset Purchase Agreement.

“Vaniqa Sale Assets” shall mean the Acquired Assets (as such term is defined in the Vaniqa Asset Purchase Agreement).

“Vaniqa Asset Purchase Agreement” shall mean that certain Amended and Restated Asset Purchase Agreement for Vaniqa between Women First Healthcare, Inc., as seller, and SkinMedica, Inc., a Delaware corporation, as purchaser dated as of June 24, 2004.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BORROWER:

SkinMedica, Inc.

By:	/S/ Thomas H. Insley
Title:	Senior Vice President, Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/S/ Susan L. Worsham
Title:

Effective Date: July 9, 2004